Exhibit 99.1

   IMMUNICON CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER ENDED JUNE 30,
                                      2005

     - Immunicon launches next generation cell analysis platform, the CellTracks Analyzer II(TM)

     - Immunicon completes ISO 13485:2003 certification by KEMA

     - Immunicon raises $18.0 million in net proceeds through the sale of 4.1 million common shares

     - Immunicon improves anticipated net cash "burn" guidance to $30-32 million for 2005 from $35-38 million provided previously

     - Immunicon presents additional data in metastatic breast cancer at the 2005 American Society of Clinical Oncology(SM) (ASCO) in May

     - Immunicon and Fox Chase Cancer Center(SM) awarded an NIH Technology Transfer Grant totaling approximately $1 million over two years

     - Immunicon joins new Russell Microcap(SM) Index

     - Immunicon joins new Nasdaq Healthcare Index(SM)

    HUNTINGDON VALLEY, Pa., Aug. 3 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC), a development-stage company developing and commercializing proprietary cell- and molecular-based human diagnostic and life- science research products with an initial focus on cancer, today announced its operating results for the quarter and six months ended June 30, 2005.

    Financial Results for the Quarter and Six Months Ended June 30, 2005 Immunicon reported product revenue of $572,000 for the second quarter, including $457,000 in instrument revenue and $115,000 in reagent and consumable product sales. Immunicon had $18,000 in product revenue in the corresponding quarter of 2004 due to the launch of Immunicon's initial commercial products in August 2004. Product revenue for the six months ended June 30, 2005 was $1,132,000, including $920,000 in instrument revenue and $212,000 in reagent and consumable product sales. Immunicon reported $121,000 in product revenue in the corresponding six months of 2004.

    Immunicon launched its next generation cell analysis platform, the CellTracks Analyzer II(TM), at the end of June 2005. During July, Immunicon shipped 5 CellTracks Analyzer IIs to Fox Chase Cancer Center, affiliates of Johnson & Johnson, and to a clinical research organization. Cumulative shipments of instrument systems as of July 31, 2005 total 30 analyzers (5 CellTracks Analyzer IIs and 25 CellSpotter(R) Analyzers) and 31 CellTracks(R) AutoPrep Systems. As Immunicon has previously stated, new placements of the existing CellSpotter Analyzer and CellTracks AutoPrep System were expected to be modest in anticipation of the availability of the CellTracks Analyzer II. Recognition of revenue related to instrument shipments to customers is typically delayed for a period of several months due to final evaluation of these systems by customers.

    For the quarter ended June 30, 2005, Immunicon's net loss was $7.1 million, or $0.30 per share, based on 23.4 million weighted average common shares outstanding, compared with a net loss of $7.3 million, or $0.39 per share, for the same period in 2004 which is based on 18.7 million weighted average common shares outstanding. Immunicon completed its initial public offering on April 16, 2004.

    Research and development ("R&D") expenses for the quarter ended June 30, 2005 were $5.5 million compared to $5.9 million for the second quarter of 2004. Clinical trial expenses were higher in the quarter ended June 30, 2005 due to the initiation of the metastatic colorectal and metastatic prostate cancer trials in the second half of 2004. Salary expenses were higher in the first six months of 2005 due to higher personnel levels associated with clinical trial and commercialization-related activities that were added throughout 2004 and therefore show the full effect in 2005. These expenses were offset by lower lab supply and product related material purchases in 2005. In addition, Immunicon began capitalizing inventory related costs in the fourth quarter of 2004. Prior to that time, all product and inventory material purchases were recorded as an R&D expense. For these reasons, lab supply costs are lower in the three months ended June 30, 2005 compared to the corresponding quarter in 2004.

    R&D expenses for the six months ended June 30, 2005 were $11.5 million compared to $11.1 million for the corresponding period in 2004. Clinical trial expenses were higher in the first half of 2005 due to the initiation of the metastatic colorectal and metastatic prostate cancer trials in the second half of 2004. Salary expenses were higher due to higher personnel levels associated with clinical trial and commercialization-related activities that were added throughout 2004 and therefore show the full effect in 2005. These expenses were offset by lower lab supply and product related material purchases in 2005. In addition, Immunicon began capitalizing inventory related costs in the fourth quarter of 2004. Prior thereto all product and inventory material purchases were recorded as an R&D expense. For these reasons, lab supply costs are lower in the first half of 2005 compared to the first half of 2004.

    General and administrative ("G&A") expenses for the second quarter of 2005 were $2.0 million compared to $1.5 million for the comparable quarter of 2004. The increase of $500,000 is attributable to staff increases related to commercialization activities as well as to costs related to public company filing and reporting requirements, the certification of Immunicon's system of internal control related to the Sarbanes-Oxley Act and in support of operating activities.

    G&A expenses for the six months ended June 30, 2005 were $4.0 million compared to $2.7 million for the corresponding period in 2004. The increase of $1.3 million is attributable to staff increases related to commercialization activities as well as to costs related to public company filing and reporting requirements, the certification of Immunicon's system of internal control related to the Sarbanes-Oxley Act and in support of operating activities.

    On June 30, 2005, Immunicon had cash, cash equivalents and investments of $57.3 million, including net proceeds of $18.0 million from the sale of 4,137,902 shares of common stock that was completed on June 29, 2005 under a shelf registration statement.

    Immunicon now anticipates that its net cash expenditures (net cash "burn") for 2005 will be in the range of between $30 million and $32 million. This represents an improvement from guidance provided earlier in the year of between $35 million and $38 million net cash burn. Immunicon continues to actively control operating costs and to monitor staffing levels and capital expenditures.

    Edward L. Erickson, Immunicon's Chairman and Chief Executive Officer commented, "The launch of the CellTracks Analyzer II and initial shipments of this product and the presentation of important new scientific data concerning the use of our technology in breast cancer at the 2005 annual meeting of the American Society of Clinical Oncology represent important achievements during the second quarter. CellTracks Analyzer II is our analyzer of choice for the foreseeable future for in vitro diagnostic and many life science research applications. It is also noteworthy that this product carries the 'CE mark' which is important for sales to customers in the member countries of the European Union (EU). Additionally, with the completion of our recent equity offering, we enter the second half of the year with a strong balance sheet which gives us confidence in carrying out important commercialization activities and product and clinical development programs. However, we continue actively to assess opportunities to contain expenses and shepherd our cash resources."

    Commercialization and Market Highlights

    * On June 24, 2005, Immunicon announced the release for sale of its new rare cell analysis platform, the CellTracks Analyzer II for in vitro diagnostic use. This product is the next generation analyzer to Immunicon's CellSpotter Analyzer, which was launched in 2004 along with the CellTracks AutoPrep System and the CellSearch(TM) Circulating Tumor Cell Kit, all of which are marketed in the field of cell analysis in cancer by Veridex, LLC, a Johnson & Johnson company. The CellTracks Analyzer II improves the scanning procedure for rare cells such as tumor cells in the blood of metastatic breast cancer patients. Furthermore, the system may be useful in research applications involving the counting and characterization of many rare cells such as circulating endothelial cells and in the analysis of associated cellular markers.

    * As of July 31, 2005, Immunicon had shipped 5 CellTracks Analyzer IIs to various customers including the Fox Chase Cancer Center, affiliates of Johnson & Johnson, and a clinical research organization.

    * Through July 31, 2005, Immunicon had shipped a total of 30 analyzers (5 CellTracks Analyzer IIs and 25 CellSpotter Analyzers) and 31 CellTracks AutoPrep Systems. Currently, there are 30 systems worldwide located with third party customers and affiliates of Johnson & Johnson. The systems are located in the United States, various countries of the EU and Japan and include placements in major reference labs (Quest Diagnostics(SM) in the U.S. and SRL in Japan), hospital labs, a major U.S. pharmaceutical company, a clinical research organization and various Johnson & Johnson sites worldwide. To date only one system has been returned by a customer, based on a decision to order the CellSearch Circulating Tumor Cell Test directly from Quest Diagnostics, Inc.

    * In July 2005, Immunicon successfully completed a certification audit under the ISO 13485:2003 quality standard. KEMA-Registered Quality, Inc., acted as the accredited certification body. The scope of the certification includes design, development, production, marketing, distribution, installation and service of blood collection tubes, cellular sample preparation and analysis instruments/systems, reagent kits and accessories for use in the field of cancer and other fields of medicine and for use in the In-vitro Diagnostic, Pharmaceutical Development and Life Science Research industries.

    * On June 24, 2005, Immunicon joined the new Russell Microcap Index comprised of the smallest 1,000 securities in the small-cap Russell 2000 Index plus the next 1,000 companies based on a market capitalization ranking of all U.S. equities. This new index offers managers and other investors a comprehensive, unbiased barometer to compare performance against the genuine "micro cap" marketplace of stocks. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies with more than $2.5 trillion in assets currently benchmarked to them.

    * On July 27, 2005 Immunicon joined the new Nasdaq Healthcare Index (Symbol:
      IXHC) as a founding member of the index. The Nasdaq Health Care Index is a market value weighted index that contains Nasdaq-listed companies classified, according to the FTSE Global Classification System, as "Health," "Pharmaceutical" or "Biotechnology." These classifications include health maintenance organizations, hospital management and long-term care, medical equipment and supplies, other health care, biotechnology, and pharmaceutical companies.

    Scientific and Development Progress

    * On June 13, 2005, Immunicon announced that Immunicon and the Fox Chase Cancer Center, based in the Philadelphia area, were awarded a Small Business Technology Transfer grant of approximately $587,000 by the National Institutes of Health ("NIH"). The grant may provide approximately $1 million over two years. The NIH grant is intended to fund the development of a new strategy to actively monitor the effectiveness of cancer drugs in clinical trials.

    * On May 16, 2005, Immunicon announced the presentation of additional data from its clinical trial in metastatic breast cancer and the significance of circulating tumor cells (CTCs) in the blood of such patients undergoing treatment. An abstract entitled "Presence of circulating tumor cells (CTC[s]) in metastatic breast cancer (MBC) predicts rapid progression and poor prognosis," was presented by Massimo Cristofanilli, MD, of The University of Texas M.D. Anderson Cancer Center, as an oral abstract presentation session at the 2005 Annual Meeting of the American Society of Clinical Oncology (ASCO). Oral abstract presentation sessions include didactic presentations of the abstracts determined by the Scientific Program Committee of ASCO to be of the highest scientific merit. The data presented represent an update of results from a 177 patient study at a median follow-up from enrollment of approximately 20 months. The original study data were published in The New England Journal of Medicine in August 2004 and showed the ability of CTC levels to predict patient outcomes in terms of progression free survival (PFS) and overall survival (OS). The new data presented at this year's ASCO meeting show the significance of CTCs at monthly intervals after initiation of therapy, including time points beyond baseline and first follow-up visit to the physician. Median PFS and OS were significantly shorter for those patients with five or more CTCs per 7.5mL sample at all time points assessed. The differences were statistically significant for patients undergoing chemotherapy as well those receiving hormonal therapy. In multivariate analyses, CTCs remained the strongest and most significant independent predictor of poor outcome.

    * Also on May 16, 2005, Immunicon announced additional data in metastatic breast cancer concerning the significance of circulating tumor cells
     (CTCs) in "non-measurable" disease. The abstract entitled: "Monitoring circulating tumor cells (CTC) in non-measurable metastatic breast cancer
     (MBC)," was presented by G. Thomas Budd, MD, of The Cleveland Clinic Foundation as an integrated education session at the 2005 Annual Meeting of ASCO. The majority of the patients in the study referred to above had measurable disease where tumor burden in the patient may be assessed through imaging studies. However, approximately 30% of MBC patients have non-measurable disease which is defined as metastatic cancer predominantly in the bone. Such cancer is not reliably assessable by means of imaging studies. The data presented showed that assessment of CTCs in 46 women with non-measurable MBC yielded similar results to the findings in women with measurable MBC. Specifically, the presence of 5 or more CTCs in a 7.5 mL sample of blood from such patients at three to four weeks after initiation of therapy is associated with decreased progression free survival (PFS) and decreased overall survival (OS). The abstract concluded that the presence of CTCs in MBC patients may be useful as a surrogate endpoint for PFS and OS and may be an earlier, more reliable predictor of outcome than traditional radiology techniques.

    * Three other abstracts concerning the application of Immunicon's technology in breast cancer were presented at the 2005 ASCO meeting, including: (1) "Circulating tumor cells -- not serum tumor markers -- predict survival in metastatic breast cancer," presented by Alison Stopeck, MD, of the Arizona Cancer Center as a poster discussion session; (2) "Early assessment of circulating tumor cell results in a community-based practice," presented by Roy A. Beveridge, MD, of Fairfax Northern Virginia Hematology/Oncology Associates as a general poster session (Veridex, LLC sponsored this work); and (3) "Circulating tumor cells in adjuvant breast cancer patients," presented by Salah Almokadem, MD, of the Penn State Milton S. Hershey Medical Center, Penn State College of Medicine as a general poster session.

    Conference Call
    Edward L. Erickson, Chairman and CEO, and other members of senior management will provide an Immunicon update and discuss results via Webcast and conference call on Wednesday, August 3 at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is (800) 967-7141; international callers may dial (719) 457-2630. Those interested in listening to the conference call live via the Internet may do so by visiting Immunicon's Web site at http://www.immunicon.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install the necessary audio software.

    Following the call, a Webcast audio replay will be available on Immunicon's Web site for 30 days through Friday, September 2. In addition, a dial-in replay will be maintained for 5 days through Monday, August 8 and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering reservation number 4659813.

    About Immunicon Corporation
    Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

    The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon's forward-looking statements. These factors include, but are not limited to, risks associated with: Immunicon's dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon's capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon's product candidates Immunicon's ability to use licensed products and to obtain new licenses from third parties; Immunicon's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon's customers for Immunicon's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon's products; effectiveness Immunicon's products compared to competitors' products; protection of Immunicon's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon's industry. These factors are discussed in more detail in Immunicon's filings with the Securities and Exchange Commission.

    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "CellSpotter", "CellTracks AutoPrep System", "CellSpotter Analyzer", and "CellTracks" are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. CellTracks Analyzer II and AutoPrep are trademarks of Immunivest Corporation. "CellSearch" is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing in this report are the property of their respective holders. ALL RIGHTS RESERVED.

     Contact Information:

     James G. Murphy
     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media:
     The Ruth Group
     Jason Rando (media) 646-536-7025
     jrando@theruthgroup.com
     John Quirk (investors) 646-536-7029
     jquirk@theruthgroup.com

IMMUNICON CORPORATION AND SUBSIDIARIES
(A Development-Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share amounts)

                                                          June 30,    December 31,
                                                           2005           2004
                                                       ------------   ------------
ASSETS
                         CURRENT ASSETS:
  Cash and cash equivalents                            $     39,885   $     27,552
  Short-term investments                                     17,430         25,551
  Receivable from related party                                 335            249
  Accounts receivable                                           127            255
  Inventory                                                   2,714          1,076
  Prepaid expenses                                              718            591
  Other current assets                                          217            509
                                                             61,426         55,783
Property and equipment, net                                   5,843          4,380

Long term investments                                             -            530
Other assets                                                    341            371
TOTAL ASSETS                                           $     67,610   $     61,064

LIABILITIES AND STOCKHOLDERS' EQUITY
                         CURRENT LIABILITIES:
  Current portion of long-term debt                    $      2,961   $      3,012
  Accounts payable                                            1,481            840
  Payable to related party                                      313            228
  Accrued expenses                                            3,702          3,264
  Current portion of deferred revenue                         1,625          1,398
           Total current liabilities                         10,082          8,742
Long-term debt                                                3,053          2,587
Deferred revenue                                                625            897
Commitments and Contingencies

                         STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value-100,000,000
   authorized, 27,486,643 and 23,165,741 shares
  issued and outstanding as of June 30, 2005 and
    December 31, 2004, respectively                              27             23
  Additional paid-in capital                                162,083        142,670
  Deferred stock-based compensation                          (2,558)        (2,345)
  Currency translation adjustment                                14             29
  Deficit accumulated during the
   development stage                                       (105,716)       (91,539)

           Total stockholders' equity                        53,850         48,838

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $     67,610   $     61,064

Certain items have been reclassified to conform to current period presentation.

IMMUNICON CORPORATION AND SUBSIDIARIES
(A Development-Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS
JUNE 30, 2005 COMPARED TO JUNE 30, 2004
(in thousands, except for per share and per share data)
UNAUDITED

                                          Three Months Ended              Six Months Ended
                                              June 30,                        June 30,
                                   -----------------------------   -----------------------------
                                        2005            2004            2005            2004
                                   -------------   -------------   -------------   -------------
Product revenue                    $         572   $          18   $       1,132   $         121
Cost of goods sold                           636               -             810               -
  Gross profit (loss)
   on product sales                          (64)             18             322             121

Milestone, license
 and other revenue                           363              43             682              97

Total product and
 milestone revenue                           935              61           1,814             218

Operating expenses:
  Research &
   development                             5,543           5,887          11,485          11,128
  General &
   administrative                          2,032           1,484           4,017           2,667
    Total operating
     expenses                              7,575           7,371          15,502          13,795

Operating loss                            (7,276)         (7,310)        (14,498)        (13,577)

Other income from
 related party                                                                 -               -

Other income (expense)
  Interest and other
   income                                    278             159             566             221
  Interest expense                          (120)           (168)           (245)           (331)
    Other income
     (expense), net                          158              (9)            321            (110)

Net loss                           $      (7,118)  $      (7,319)  $     (14,177)  $     (13,687)

Net loss per common
 share - basic and
 diluted                           $       (0.30)  $       (0.39)  $       (0.61)  $       (1.42)

Weighted average common
 shares oustanding-
 basic and diluted                    23,400,532      18,673,011      23,325,181       9,631,102

                                                              Period from
                                                            August 25, 1983
                                                           (inception date)
                                                           to June 30, 2005
                                                           -----------------
Product revenue                                            $           2,259
Cost of goods sold                                                       810
  Gross profit (loss) on
   product sales                                                       1,449

Milestone, license and other revenue                                   9,034

Total product and milestone revenue                                   11,293

Operating expenses:
  Research & development                                              89,570
  General & administrative                                            28,521
    Total operating expenses                                         118,091

Operating loss                                                      (107,608)

Other income from related party                                          250

Other income (expense)
  Interest and other income
  Interest expense
    Other income (expense), net                                        1,642

Net loss                                                   $        (105,716)

    Certain items have been reclassified to conform to current period presentation.

SOURCE  Immunicon Corporation
    -0-                             08/03/2005
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; or Media: Jason Rando, +1-646-536-7025, jrando@theruthgroup.com, or Investors:
John Quirk, +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group for Immunicon Corporation /
    /Web site: http://www.immunicon.com/